CONVERA(R) STRENGTHENS FOCUS ON VERTICAL SEARCH FOR PUBLISHERS; ANNOUNCES ACQUISITION OF RETRIEVALWARETM BUSINESS BY FAST

CONVERA AND FAST AGREE TO PARTNER TO PURSUE PUBLISHING OPPORTUNITIES

VIENNA, VA., APRIL 2, 2007 -- Convera Corporation (NASDAQ: CNVR), www.convera.com, a leading provider of vertical search technologies to publishers, today announced that Fast Search and Transfer(TM) (OSEAX: FAST.OL) (FAST(TM)) has agreed to purchase the assets of its RetrievalWareTM business for $23 million in cash. Under the terms of the agreement, FAST will retain Convera professionals serving its enterprise search customers. The deal enables Convera to focus its technology and professional service resources on the rapidly growing vertical search market serving specialist publishers. Convera has signed recent contracts with publishers such as John Wiley and Sons, United Business Media, Euromoney Institutional Investor and Centaur Media. The acquisition is subject to customary closing conditions and is expected to close in the second quarter.

Convera and FAST have also announced that Convera has licensed FAST Ad MomentumTM, a private-label contextual advertising and monetization platform developed with the support of leading online publishers. FAST Ad Momentum will be integrated with Convera's hosted vertical search solution and its Publisher Control Panel, which enables publishers to directly manage and improve the search experience for their professional communities and pursue search-based revenues for their Web sites.

"Convera is helping several of the world's leading publishers build loyal online communities and increase their Web-based advertising revenues through our vertical search service. The sale of our enterprise business will enable us to progress more quickly in the pursuit of this market opportunity," said Patrick Condo, Convera's chief executive officer. "During this critical transition, Convera will work with FAST to ensure RetrievalWare customers continue to benefit from a world-class enterprise search solution while they prepare for technology advances that FAST will deliver."



ABOUT CONVERA(R)
Convera(R) is a leading provider of search technologies for professional workers. Convera has developed a unified product platform that makes sense of vast amounts of information--wherever it resides--across multiple data formats, languages and meanings. Based on proprietary technologies that extract relevant results from public and private data, Convera enables professionals to quickly retrieve exactly the information essential for action. The Convera search platform is delivered as a hosted service, software or a bundled hardware and software package. Thousands of government and business professionals in 40 countries rely on Convera search solutions to power a broad range of mission critical applications.

ABOUT FAST

FAST creates the real-time search and business intelligence solutions that are behind the scenes at the world's best- known companies with the most demanding information challenges. FAST's flexible and scalable integrated technology platform and personalized portal connects users, regardless of medium, to the relevant information they need. FAST is headquartered in Norway and is publicly traded under the ticker symbol 'FAST' on the Oslo Stock Exchange. The FAST Group operates globally with presence in Europe, the United States, Asia, Australia, the Americas, and the Middle East. For further information about FAST, please visit www.fastsearch.com.

This release, including any statements from Convera personnel, contains statements about Convera's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; the ability to continue funding operating losses; fluctuations in operating results including impacts from reduced corporate IT spending and lengthier sales cycles; continued success in technological advances and development including the TrueKnowledge Platform
(TM); possible disruption in commercial activities caused by terrorist activity and armed conflict, such as changes in logistics and security arrangements; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's reports to the Securities and Exchange Commission. Actual results may differ materially from our expectations as the result of these and other important factors relating to Convera's business and product development efforts, which are further described in Convera's filings with the SEC. These filings can be obtained from the SEC's website located at www.sec.gov. Any forward-looking statements are based on information available to Convera on the date of this release, and Convera assumes no obligation to update such statements. "The Convera design logo and the following are trademarks of Convera in the United States and other countries: Convera(R), the Convera design logo, Screening Room(R), RetrievalWare(R), Excalibur(TM), Govmine(TM), baseRelevance(TM), TrueKnowledge Platform(TM), TrueB2B(TM), TrueKnowledge for Enterprise(TM), TrueKnowledge for Discovery(TM), TrueKnowledge for Web(TM), and Knewworld(TM)."


Contact:
John Severance
Sheffield Marketing Partners
630-281-4097
jseverance@sheffieldcompany.com